                                                                   Exhibit 11.1

                              CYANOTECH CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE

                           Fiscal years ended March 31


                                                       1996          1995
Net Income                                        $   2,509,000  $   769,000
Less: requirement for preferred stock dividends        -              60,600
                                                  -------------  -----------
Net income available to common stockholders       $   2,509,000  $   708,400
                                                  -------------  -----------
                                                  -------------  -----------

Earnings per Share: (1)

Weighted Average Common Shares Outstanding            9,833,000    8,894,000
Weighted Average Common Equivalent Shares
Outstanding                                           4,715,000    4,695,000
                                                  -------------  -----------
Weighted Average Common and Common
Equivalent Shares Outstanding                        14,548,000   13,589,000
                                                  -------------  -----------
                                                  -------------  -----------
Net Income per Common and Common Equivalent
Shares                                                   $ 0.17       $ 0.05
                                                  -------------  -----------
                                                  -------------  -----------

____________________
(1) There was no difference between the computation of earnings per share on a primary versus fully-diluted basis; accordingly, dual presentation is not required.